The Mexico Fund, Inc. Monthly Summary Report | July 31, 2016

Description
The Mexico Fund, Inc. (the "Fund") is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund's shares are listed and traded on the New York Stock Exchange ("NYSE") under the symbol "MXF."
Managed Distribution Plan ("MDP")
The Board of Directors of the Fund has authorized quarterly distributions under the MDP at an annual rate of 6% of the Fund's net asset value ("NAV") per share recorded on the last business day of the previous calendar year. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund's MDP exemptive order. The Fund's Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders; however, at this time, there are no reasonably foreseeable circumstances that might cause the termination of the MDP. You should not draw any conclusions about the Fund's investment performance from the amount of distributions or from the terms of the Fund's MDP.
Highlights
Total Net Assets (million)[1]	$276.52	Daily Average Number of Shares Traded[2]	29,516
NAV per share[1]	$18.39	Outstanding Shares[3]	15,038,268
Closing price[4]	$16.47	Expense Ratio (04/30/2016)	1.88%
Premium (Discount)	-10.44%	Portfolio Turnover (04/30/2016)	7.28%

Performance[5]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
Market Price	0.13%	2.41%	-8.35%	-9.71%	0.06%	5.01%
NAV per share	-0.49%	0.37%	-7.23%	-6.61%	-0.05%	4.56%
MSCI Mexico Index	-1.23%	0.27%	-9.56%	-6.74%	-2.15%	3.90%
Bolsa IPC Index	-0.90%	0.59%	-8.75%	-6.56%	-2.54%	4.86%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

[1] Source: Impulsora del Fondo México, S.C. ("Impulsora").
[2] Source: NYSE. Figure represents average volume traded on all U.S. consolidated markets during the month.
[3] During July 2016, the Fund repurchased 3,000 shares.
[4] Source: NYSE.
[5] Source: Impulsora. All figures take into account reinvestment of distributions.

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The Mexico Fund, Inc. Monthly Summary Report | July 31, 2016

Top Ten Holdings (60.68% of Net Assets)
1 Fomento Económico Mexicano	8.73%	6 Grupo Aeroportuario del Centro Norte	4.50%
2 Wal-Mart de México	8.68%	7 Alfa	4.38%
3 Cemex	8.27%	8 Grupo México	4.36%
4 América Móvil	8.11%	9 Kimberly-Clark de México	3.84%
5 Grupo Financiero Banorte	6.44%	10 Promotora y Operadora de Infraestructura	3.37%
Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments
Most global equity markets improved during July 2016, as fears regarding the impact of "Brexit" lessened. The FTSE 100 and the Euro Stoxx Indexes increased 4.8% and 5.2%, respectively, during the month, partially recovering from the sharp declines that occurred during June 2016. In the United States, the Federal Reserve decided to maintain its overnight interest rate at the current rate of between 0.25% and 0.50%. The DJIA and the S&P 500 increased 2.8% and 3.6% during the month, respectively; the yield on the U.S. 10-year Treasury note decreased 2 basis points to 1.45% and the U.S. dollar depreciated 0.6% (measured by the DXY Index6), registering a year-to-date depreciation of 3.1%. The MSCI Mexico Index decreased 1.2% during July 2016, driven by the Mexican peso depreciation of 2.5% to Ps. $18.75.
In local news, Mexico´s preliminary GDP for the second quarter of 2016 grew at an annual rate of 2.4%. Mexican listed companies reported their financial statements for the second quarter of 2016, showing positive results. Sales and EBITDA grew 12.6% and 8.2%, respectively, driven by strong domestic consumption and the positive effect of exports and sales from foreign subsidiaries when translated to local currency. Net profit decreased 2.1% due to currency losses as the Mexican peso depreciated 5.8% during the quarter.
Mexican energy reform continues to progress with Round 1.4 scheduled to take place in December 2016, as initially expected. The auction will include 10 deep-water exploration blocks, each requiring high investments. In addition, Pemex is expected to farm-out two fields during December in its efforts to increase oil production, generating additional investments in the country.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund's portfolio. The NAV is the value of an entity's assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

6 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.

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